Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-53785, 333-80387, 333-86224, 333-108342, and 333-117986 on Form S-8 of our reports dated March 6, 2007, relating to the financial statements and financial statement schedule of Columbia Sportswear Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for stock-based compensation upon the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”), and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Columbia Sportswear Company for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Portland, Oregon

March 6, 2007